RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109

                                 -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 14, 2002


TO THE STOCKHOLDERS OF
RIVIERA HOLDINGS CORPORATION


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Riviera Holdings Corporation, a Nevada corporation (the "Company"), will be held at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on May 14, 2002, at 1:00 p.m., local time, for the following purposes:

                1.  To elect a Board of Directors; and

                2. To consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors fixed April 2, 2002, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Common Stock, par value $.001 per share, at the close of business on such date (the "Stockholders") shall be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of Stockholders is open to the examination of any Stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

         A copy of the Company's Annual Report for the fiscal year ended December 31, 2001, which includes a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001, is enclosed herewith.

                                         By Order of the Board of Directors,



                                          William L. Westerman
                                          Chairman of the Board
Dated:  April 9, 2002

YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109


                                 PROXY STATEMENT
                       for Annual Meeting of Stockholders
                           to be held on May 14, 2002

                                                                  April 9, 2002
TO THE STOCKHOLDERS:

         This Proxy Statement ("Proxy Statement") is being furnished to stockholders of Riviera Holdings Corporation, a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof, the "Annual Meeting") to be held at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on Tuesday, May 14, 2002, at 1:00 p.m., local time. This Proxy Statement and the accompanying form of proxy is being mailed to the stockholders on or about April 9, 2002.

         All holders of record (the "Stockholders") of the Company's common stock, par value $.001 per share (the "Common Stock"), at the close of business on April 2, 2002 (the "Record Date") are entitled to one vote at the meeting for each outstanding share of Common Stock as of the Record Date held by such shareholder. At the close of business on April 2, 2002, 3,571,273 shares of Common Stock were outstanding.

         The Board of Directors requests each Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (i) the registered Stockholder of such shares of Common Stock or (ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. A Stockholder can, of course, revoke a proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any such filing should be sent to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention:
Secretary. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

         The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Annual Report. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of the Company's Common Stock. Officers or employees of the Company may also solicit proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.


                          PURPOSE OF THE ANNUAL MEETING

         At the Annual Meeting, the Stockholders will consider and vote upon:

                 1. the election of five directors to hold office until the next annual meeting and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company; and

                 2. such other  matters as may properly  come before the Annual
                    Meeting or any  adjournments  or  postponements thereof.

                             VOTE REQUIRED; PROXIES

         The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, the five nominees who receive the highest number of votes at the meeting shall be elected. For all other matters submitted to Stockholders at the meeting, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters.

         Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted: (1) FOR the election of all of the nominees for director named in this Proxy Statement; and
(2) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the Annual Meeting.

         Shares held by brokers and other Stockholder nominees may be voted on certain matters but not others. This can occur, for example, when the broker or nominee does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the meeting, but with respect to the matters as to which they are "non-voted," they will have no effect upon the outcome of the vote thereon.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of five members, all of whom have been nominated for election at the Annual Meeting. If elected, such directors will hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company.

                                    Directors

         The following table sets forth certain information as of April 2, 2002, regarding the four nominees for director:


Name                             Age     Position


William L. Westerman             70    Chairman of the Board and Chief Executive
                                       Officer of the Company and  Riviera
                                       Operating Corporation ("ROC"),  a
                                       wholly-owned subsidiary of the Company,
                                       and President of the Company

Robert R. Barengo                60    Director of the Company and ROC and
                                       Director of Government and Public Affairs of ROC

James N. Land, Jr.               72    Director of the Company and ROC

Jeffrey A. Silver                56    Director of the Company and ROC

 Paul A. Harvey                  64    Director of the Company and ROC

         William L. Westerman has been Chairman of the Board and Chief Executive Officer of the Company since February, 1993. Mr. Westerman was a consultant to Riviera, Inc. (the Company's predecessor) from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products, and then later had several positions with Alusuisse, a multi-national aluminum and chemical company, following its acquisition of Cellu-Craft in 1989. Mr. Westerman was on the Board of Managers of Peninsula Gaming Partners, LLC from June, 1999 to December, 2000.

     Robert R. Barengo has been a Director of the Company and ROC since February 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. Mr. Barengo was elected to the Nevada Assembly in 1972 and served until 1982. In 1979, Mr. Barengo was elected Speaker Pro Tempore and in 1981 Mr. Barengo was elected Speaker of the Assembly. From October 1992 to May 1996, Mr. Barengo was a director and 10% shareholder of Leroy's Horse & Sports Place, Inc. ("Leroy's"). In May 1996, Leroy's became a wholly owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. From May 1996 to March, 2000 Mr. Barengo was a director and is currently a 7% shareholder of AWI. Since 1993, Mr. Barengo has been the President and the sole stockholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada. In October 1992, the Governor appointed Mr. Barengo as a member of the State of Nevada Dairy Commission and in July 1993, the Governor appointed Mr. Barengo as Chairman of the State of Nevada Dairy Commission, a position he still holds. Mr. Barengo was also a director of Saxton, Inc., until he resigned from that position on April 12, 2000. Mr Barengo currently is the Chairman of the Board and a Director of Western Thrift and Loan, a Thrift Company licensed and
regulated  by  the  Commissioner  of  Financial  Institutions,   Department  of
business and Industry, State of Nevada. Mr. Barengo accepted the position of Director of Government and Public Affairs with ROC effective January 1, 2001, in addition to his duties as a Board Member of the Company and ROC.

         James N. Land, Jr. is currently a corporate consultant. Mr. Land was elected a Director of the Company and ROC on January 21, 1999. During the period 1956 to 1976, Mr. Land was employed by The First Boston Corporation in various capacities, including Director, Senior Vice President, Co-Head of Corporate Finance, and Head of International Operations. From 1971 through 1999, he served as a director of various companies, including Kaiser Industries Corporation, Marathon Oil Company, Castle & Cooke, Inc., Manville Corporation, NWA, Inc., Northwest Airlines, Inc., and Ratheon Company.

         Jeffrey A. Silver has been a Director of the Company and ROC since February 26, 2001. Mr. Silver is currently a shareholder with Gordon & Silver, Ltd., a law firm located in Las Vegas, Nevada. Mr. Silver served as the Chief Deputy District Attorney, Clark County, Nevada from 1972 to 1975 and was a Board Member with the Nevada Gaming Control Board from 1975 to 1978 before engaging in the private practice of law from 1979 to 1981 and 1984 to the present. Mr. Silver was the Chief Operating Officer("COO") and General Counsel of the Landmark Hotel & Casino from 1981 to 1983, CEO of the Riviera Hotel & Casino from 1983 to 1984 and Senior Vice President at Caesars Palace in 1984. Mr. Silver served on the Board of the Las Vegas Convention and Visitor's Authority from 1989 to 1992 as Secretary/Treasurer where he also served as trustee. He was a member of the Board of Directors of the Greater Las Vegas Chamber of Commerce from 1988 to 1995 and in 1988 was its Chairman. Mr. Silver served for four years as a member of the United States Travel and Tourism Advisory Board. He was President of the International Association of Gaming Attorneys from 1992 to 1994 and Chairman of the ABA Section of Gaming Law from 1994 to 1996.

      Major General Paul A. Harvey USAF (RET) has been a Director of the Company and ROC since May 18, 2001. Mr. Harvey is currently a consultant to the gaming, hotel and resort industry and serves as Chairman of the Board of the National Center for Responsible Gaming. Mr. Harvey spent 32 years on active duty in the United States Air Force where he held numerous command positions throughout the United States, Europe, Africa and the Middle East. He flew 160 combat missions in Vietnam and Southeast Asia before retiring at the rank of Major General in 1991. Mr. Harvey was the Executive Director of the Mississippi Gaming Commission from 1993 through 1998 before becoming President and CEO of Signature Works, Inc., which is the largest employer of blind and visually impaired people in the world. The company merged with LCI, Inc. and he currently sits on the Board of Directors of LC Industries.

Compensation of Directors

      Messrs. Land, Silver and Harvey are each paid an annual fee of $50,000 for services as a director of the Company and ROC. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. On March 5, 1996 the Board of Directors adopted a Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the stockholders on May 10, 1996. Under the Directors' Option Plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a non-qualified stock option for 2,000 shares of Common Stock, with an option exercise price equal to the fair market value of the Common Stock on the date of grant. 50,000 shares have been reserved for issuance under the Directors' Option Plan. Under the Directors' Option Plans, options to purchase 2,000 shares at an exercise price of $13.50 were granted to Mr. Barengo on May 12, 1997, options to purchase 2,000 shares at an exercise price of $9.00 were granted to Mr. Barengo on May 11, 1998, options to purchase 2000 shares at $4.88 per share were granted to Mr. Barengo on May 10, 1999 and options to purchase 2,000 shares at $7.75 per share were granted to Mr. Barengo on May 10, 2000. Upon becoming a director of the Company, under the Directors' Option Plan, Mr. Land was granted options to purchase 2,000 shares at an exercise price of $5.50 on January 21, 1999. Mr. Land was subsequently granted options to purchase 2,000 shares at an exercise price of $4.88 per share on May 10, 1999, options to purchase 2,000 shares at an exercise price of $7.75 on May 10, 2000. No options were granted to Mr. Barengo under the Directors' Option Plan in 2001 due to his becoming an employee effective January 1, 2001. Mr. Barengo was granted options to purchase 7,500 shares at $6.00 per share on August 7, 2001 pursuant to the Company's Employee Stock Option Plan. Mr. Barengo's compensation in 2001 was $125,000.

         Upon becoming Director of the Company, under the Directors' Option Plan, Mr. Silver was granted options to purchase 2,000 shares at an exercise price of $7.05 on February 26, 2001. Mr. Silver was subsequently granted options to purchase 2,000 shares at $6.55 per share on May 10, 2001.

         Upon becoming a Director of the Company, under the Directors' Option Plan, Mr. Harvey was granted options to purchase 2,000 shares at $6.60 per share on May 18, 2001.

         Directors who are also officers or employees of the Company or ROC do not receive any additional compensation for services as a director. Currently, Messrs. Westerman and Barengo are such directors. The Board of Directors has granted the members of the Compensation Committee the right to elect to receive all or part of their annual fees in the form of the Company's Common Stock in a number of shares having a fair market value equal to the cash compensation subject to such election pursuant to the Company's Compensation Plan for Directors serving on the Compensation Committee. Of the 50,000 shares reserved for issuance under this plan, 3,103 shares were issued to Mr. Barengo for a portion of his director's fees in 1996 and 877 shares were issued to Mr. Barengo for a portion of his director's fees in 1997.

Board of Directors and Committee Meetings

         The Company established an Audit Committee at the beginning of 1994. The Audit Committee is composed of Messrs. Land, Barengo, Silver and Harvey. The Audit Committee recommends to the Board of Directors the selection of an auditor, reviews the plan and scope of an audit, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of the audit.

         The Company and ROC each has a Compensation Committee composed of Messrs. Land, Barengo, and Silver. The Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to the Chief Executive Officer and his recommendations for the other executive officers of the Company.

         The full Board of Directors performs the functions of a Nominating Committee.

         In 2001, the Audit Committee and the Compensation Committee each met 4 times.

         In 2001, the Board of Directors of the Company held 8 meetings. No member of the Board of Directors attended in 2001, fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees on which he served.

         The Board of Directors recommends that Stockholders vote "FOR" each of the nominees listed above.

                                OTHER INFORMATION

Executive Officers

         The following table sets forth certain information as of April 2, 2002 regarding the executive officers of the Company and ROC:


Name                                Age         Position


William L. Westerman                70        Chairman of the Board and Chief
                                              Executive Officer of the Company
                                              and ROC and President of the
                                              Company

Duane R. Krohn                      56        Treasurer  and CFO of the  Company
                                              and  ROC,  and  Executive  Vice
                                              President of Finance of ROC


Tullio J. Marchionne                47        Secretary  and  General  Counsel
                                              of the  Company  and ROC and Vice
                                              President of ROC

Robert A. Vannucci                  54        President and Chief Operating
                                              Officer of ROC

Ronald P. Johnson                   53        Executive Vice President of Gaming
                                              Operations of ROC

Jerome P. Grippe                    59        Assistant Secretary of the Company
                                              and ROC and Executive Vice
                                              President of Operations of ROC

Michael L. Falba                    59        Vice President of Casino
                                              Operations of ROC

         For a description of the business experience of William L. Westerman, see "Directors."

         Duane R. Krohn, CPA, assumed the position of Treasurer of the Company and ROC on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994, and Executive Vice President of Finance of ROC on July 1, 1998 and served as Secretary from June 8, 1999 to February 17, 2000. Mr. Krohn was initially employed by Riviera, Inc. in April 1990, as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Prior to 1990, Mr. Krohn was Chief Financial Officer of the Imperial Palace, the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

         Tullio J. Marchionne assumed the position of General Counsel of the Company and ROC on January 10, 2000, was appointed Secretary of the Company and ROC on February 17, 2000 and elected Vice President of ROC on February 26, 2001. Mr. Marchionne was initially employed by Riviera, Inc., in June 1986 as a Casino Games Dealer and served in various capacities including Pit Manager, General Counsel and Director of Gaming Administration until September 1996, when the Company and ROC transferred Mr. Marchionne to the Four Queens Hotel and Casino as Director of Casino Operations pursuant to the management agreement the Company had with the Four Queens at that time through the Company's wholly-owned subsidiary, Riviera Gaming Management-Elsinore and served in that position until May 1997. Mr. Marchionne served as the General Manager of the Regency Casino Thessaloniki, located in Thessaloniki, Greece, from June 1997 until December

1997. Mr. Marchionne served as a Casino Supervisor with Bally's, Las Vegas, from February 1998 until June 1998, Director of Casino Operations at the Maxim Hotel and Casino in Las Vegas from June 1998 until November 1998 and Director of Table Games at the Resort At Summerlin (a casino/hotel operated in Las Vegas) from November 1998 until December 1999.

           Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994, Executive Vice President of Marketing and Entertainment on July 1, 1998 and President of ROC on October 1, 2000. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. Mr. Vannucci was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel operator) from 1988 to January 1991.

         Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994, Executive Vice President of Gaming Operations of ROC on July 1, 1998, and on February 10, 1999, President of Riviera Black Hawk, Inc., the Company's wholly-owned subsidiary which owns and operates the Riviera Black Hawk Casino, a position he holds concurrently with his Executive Vice President of ROC position. Mr. Johnson became Director of Slots on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. Mr. Johnson was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc.

          Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994, Senior Vice President of Operations of ROC on July 1, 1998 and Executive Vice President of ROC on September 1, 2000. Mr. Grippe served as General Manager of the Four Queens Hotel and Casino from June, 1998 to September, 1999 pursuant to the management agreement the Company had with the Four Queens at that time through the Company's wholly-owned subsidiary, Riviera Gaming Management-Elsinore and as General Manager of the Diamond Jo riverboat casino located in Dubuque, Iowa from September, 1999 to July, 2000, pursuant to a management agreement the Company had with Peninsula Gaming Company, LLC, which owns and operates the Diamond Jo riverboat casino, and Riviera Gaming Management, a wholly-owned subsidiary of the Company. Mr. Grippe performed in the capacity as general manager at these properties concurrently with his duties at the Company. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July 1990 until May 1993. Mr. Grippe had served in the United States Army from 1964 until his retirement as a Colonel in July 1990.

          Michael L. Falba was elected Vice President of Casino Operations of ROC on April 26, 1994. Mr. Falba became Director of Casino Operations of ROC on June 30, 1993. Mr. Falba was employed by Riviera, Inc. from March 1989 until November 1991 as Assistant Casino Manager, and from November 1991 to June 30, 1993 as Vice President of Casino Operations.

         Officers of each of the Company and ROC serve at the discretion of their respective Boards of Directors and are also subject to the licensing requirements of the Nevada Gaming Commission.

                       Compensation of Executive Officers

         The following table sets forth a summary of the compensation paid by the Company in the Years ended December 31, 1999, 2000 and 2001, to the Chief Executive Officer of the Company and ROC, and to the Company's four other most highly compensated executive officers who received over $100,000 in compensation during 2001 from the Company (collectively, the "Named Executive Officers").


                       Summary of Compensation Table

             Name and                                                  Other Annual         All Other
        Principle Position          Year    Salary      Bonus         Compensation    (1) Compensation    (2)

William L. Westerman                2001    $600,000   $400,000 (3)       $7,425 (4)          $2,566
Chariman of the Board and           2000     600,000    900,000 (3)      607,425 (4)           2,566
Chief Executive Officer of the      1999     600,000    900,000 (3)      140,300 (4)           2,566
Company and ROC

Robert A. Vannucci                  2001    $300,000   $ 69,491 (5)     $157,425 (6)          $2,566
President and Chief Operating       2000     250,000    236,166            7,425               1,438
Officer of ROC                      1999     209,336    158,333            7,300               1,156

Duane R. Krohn                      2001    $250,000    $69,491 (7)       $7,425              $1,438
Treasurer of the Company            2000     237,500    236,166            7,425               1,438
and Executive Vice President of     1999     211,149    158,333            7,300               1,156
Finance and Treasurer of ROC

Ronald P. Johnson                   2001    $250,000    $69,491 (8)       $7,425              $1,438
Executive Vice President of         2000     237,500    236,166            7,425               1,438
Gaming Operations of ROC            1999     209,759    158,333            7,300               1,156

Jerome P. Grippe                    2001    $250,000    $69,491 (9)       $7,425              $1,438
Executive Vice President of         2000     183,333    211,166            7,425               1,062
Operations of ROC                   1999     159,576    133,333            7,300                 733

------------------------------------------------------------------------------------------------------------

(1) Includes amounts contributed by the Company under the Company's Profit Sharing and 401(k) Plans. The Company contributed for the account of each executive $7,425 in 2001, $7,425 in 2000 and $7,300 in 1999.
(2) Includes premiums paid by the Company for excess life insurance.
(3) See "Employment Agreements" for a summary of certain of the provisions of Mr. Westerman's employment agreement.
(4) Includes contributions to Mr. Westerman's retirement account of zero in 2001, $600,000 in 2000 and $133,000 in 1999. Also includes interest computed at the Company's average borrowing rate less the rate pursuant to Internal Revenue Code 1274D of $285,786 in 2001, $233,978 in 2000 and $115,690 in
    1999. Does not include interest earned on retirement account of $493,024 in 2001, $413,440 in 2000 and $372,039 in 1999. (See "EmploymentAgreements")
(5) Includes $50,000 current year incentive and $19,491 Special Incentive Bonus, of which 20% and 100%, respectively, were deferred pursuant to the Company's Deferred Compensation Plan.
(6) Includes $150,000 award of Restricted Stock pursuant to Mr. Vannucci's employment agreement as follows: $25,000 per quarter and an award equal to Mr. Vannucci's $50,000 Incentive Bonus. See "Restricted Stock" for a summary of the Company's Restricted Stock Plan.
(7) Includes $50,000 current year incentive and $19,491 Special Incentive Bonus, of which 50% was deferred pursuant to the Company's Deferred Compensation Plan.
(8) Includes $50,000 current year incentive, of which 25% was deferred pursuant to the Company's Deferred Compensation Plan, and $19,491 Special Incentive Bonus.
(9) Includes   $50,000  current  year  incentive  and  $19,491  Special  Bonus.
    Mr. Grippe deferred 100% of the Special Bonus pursuant to the Company's Deferred Compensation Plan.

Option Surrenders

         On November 26, 1996, 410,000 stock options were granted to eighteen Riviera Executives at an option price of $13.625 per share, 320,000 of which were granted to Mr. Westerman. Two of these executives' options totaling 11,000 shares had cancelled due to those executives leaving the Company, resulting in a balance of 399,000 options at $13,625 per share held by sixteen Company executives. These options were vested in their entirety in these sixteen executives.

         On January 16, 2001, the Board approved a Stock Option Surrender Plan (the "Surrender Plan"). Pursuant to the Surrender Plan, each executive could surrender all or any portion of his/her $13.625 options. Further, the Company could, but was not obligated, grant new options in an amount no less than the shares surrendered, to be issued no sooner than six months and a day after the surrender of the $13.625 options. Any new options granted would be at the price of the Company's common stock on the date of grant and subject to the vesting requirements of the Company's Employee Stock Option Plan.

         All sixteen Company executives surrendered the entire balance of 399,000 of the $13.625 options effective January 31, 2001.

         In August 2001, 107,500 stock options were granted to fifteen of the sixteen Comapny executives who surrendered options on January 31, 2001. The August option grant was not premised on the January 31 option surrender but made pursuant to the Board's customary annual grant of stock options.

Option Grants

         The number of shares available for purchase under the Company's 1993 Employee Stock Option Plan, as amended (the "Stock Option Plan") is 1,000,000 (as adjusted pursuant to antidilution provisions). Discounting the options, surrendered pursuant to the Surrender Plan, options for an aggregate of 771,500 shares have been granted under the Stock Option Plan as of December 31, 2001. During the Company's 2001 fiscal year 170,500 options were granted under the Stock Option Plan.

Option Exercises, Year-End Options Values and Option Grants in 2001

         The following table presents at December 31, 2001 the value of unexercised in-the-money options held by the Named Executive Officers. There were no options exercised in 2001.

                                Number of                 Value of Unexercised,
                           Unexercised Options             In-The-Money Options

Name                       Vested       Not Vested        Vested     Not Vested

William L. Westerman       12,500         37,500            $0             $0
Robert A. Vannucci         27,500         22,500             0              0
Duane R. Krohn             25,000         15,000             0              0
Ronald P. Johnson          25,000         15,000             0              0
Jerome P. Grippe           18,250         12,750             0              0

         The following table presents options granted during 2001.

                                      Individual Grants

                                            Percent of                                     Potential Realizable
                                               Total                                     Value at Assumed Annual
                              Number of       Options       Exercise                        Rates of Stock Price
                             Underlying      Granted to     or Base                            Apprecition for
                               Options       Employees      Price per     Expiration             Option Term
                               Granted        in 2001        Share           Date             5%          10%
Name                                                                                       -------       -------
                             ------------   ------------   ------------   ------------
William L. Westerman           50,000          29.3%          $6.00         8/7/11        $488,668      $778,123
Robert A. Vannucci             20,000          11.7%           6.00         8/7/11         195,467       311,249
Duane R. Krohn                 10,000           5.9%           6.00         8/7/11          97,734       155,625
Ronald P. Johnson              10,000           5.9%           6.00         8/7/11          97,734       155,625
Jerome P. Grippe               10,000           5.9%           6.00         8/7/11          97,734       155,625


Employment Agreements

         William L. Westerman serves as Chairman of the Board, President and Chief Executive Officer of the Company, and as Chairman of the Board and Chief Executive Officer of ROC.

         Under Mr. Westerman's existing employment agreement with the Company, which was last amended on December 6, 2000, Mr. Westerman shall be employed by the Company for an indefinite period subject to termination by either the Company or Mr. Westerman on not less than 120 days prior written notice. Mr. Westerman's base compensation is $600,000.

         Under his employment agreement, Mr. Westerman is entitled to participate in the Company's Senior Management Compensation Plan or such other executive bonus plan as shall be established by the Company's Board of Directors (collectively the "Plan"). If at least 80% of net targeted operating results, as defined by the Plan, is met, Mr. Westerman shall be entitled to receive a bonus under the Plan expressed as a percentage of his $600,000 base salary depending on the percentage of targeted net income realized by the Company in a particular year, with a maximum bonus of $900,000. Pursuant to the December 6, 2000 amendment, to the extent Mr. Westerman's bonus exceeds $400,000 in 2001 and each succeeding year, such excess amount shall be deducted from the principal balance of his retirement account at the time the bonus is paid. Mr. Westerman received an incentive bonus of $900,000 for 2001, $500,000 of which was deducted from the principal balance of his retirement account resulting in a net bonus of $400,000.

         The employment agreement provides that the Company fund a retirement account for Mr. Westerman. Pursuant to the employment agreement, an aggregate net amount of $6,812,123 had been credited to the retirement account from its inception through December 31, 2001. Under the employment agreement, each year that Mr. Westerman continues to be employed, an amount equal to Mr. Westerman's base salary for that year was credited to the account on January 1 of that year. Pursuant to the December 6, 2000, amendment to Mr. Westerman's employment agreement, the January 1, 2001 contribution was the final principal contribution to the retirement account.

         The Company retains beneficial ownership of the retirement account, which is earmarked to pay Mr. Westerman's retirement benefits. However, upon
(i) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as defined below), (ii) the occurrence of a Change of Control without Mr. Westerman's consent, (iii) a breach by the Company of a material term of the employment agreement or (iv) the expiration or earlier termination of the term of the employment agreement for any reason other than cause, Mr. Westerman has the right to require the Company to establish a "Rabbi Trust" for the benefit of Mr. Westerman. He also has the right to require the Company to fund such trust with an amount of cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control.

         On February 5, 1998, the stockholders of the Company by a majority vote approved the Agreement and the Plan of Merger with R&E Gaming Corp. and its wholly-owned subsidiary Riviera Acquisition Sub, Inc. Such stockholder approval constituted a Change of Control. On March 5, 1998, subsequent to this Change of Control, Mr. Westerman exercised his right to require the Company to establish and fund a Rabbi Trust for his benefit. On March 20, 1998, Mr. Westerman and the Company entered into an agreement whereby Mr. Westerman waived his right to have the Company fund the Rabbi Trust in exchange for the Company agreeing to fund such Rabbi Trust within five business days after notice from Mr. Westerman. The merger agreement was subsequently terminated and litigation ensued as described in Item 3, Legal Proceedings.

         In the event that Mr. Westerman is no longer employed by the Company (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account (principal and current interest) in 20 equal quarterly installments as of the date he ceases to be employed by the Company. In the event that Mr. Westerman's Rabbi Trust has not yet been funded, the balance of principal and interest of the retirement account shall be paid directly to Mr. Westerman upon his retirement, termination (except for cause) or upon a change in control of the Company.

         Pursuant to the employment agreement, the retirement account was credited quarterly with interest and shall be credited with additional amounts on the first day of each succeeding calendar quarter equal to the product of (i) the Company's average borrowing cost for the immediately preceding fiscal year, as determined by the Company's chief financial officer and (ii) the average outstanding balance in the retirement account during the preceding calendar quarter. This interest continues to accrue pursuant to the December 6, 2000 amendment. Interest computed at the Company's average borrowing rate less the rate pursuant to Internal Revenue Code 1274D was $285,786 in 2001, $233,978 in 2000 and $115,690 in 1999. Interest computed at the rate pursuant to Internal Revenue Code 1274D was $493,024 in 2001, $413,440 in 2000 and $372,039 in 1999.
In the event the Rabbi Trust has been funded, upon Mr. Westerman's death, an amount equal to the applicable federal estate tax on the retirement account will be pre-paid prior to the date or dates such taxes are due.

         Mr. Westerman's employment agreement provides (a) that the sum of Mr. Westerman's base salary, bonus, and credits to his Retirement Account in any one year shall not exceed that which would have been payable under his previous employment agreement with the Company, and (b) that Mr. Westerman shall instruct the Company of any reductions in base salary, bonus, and credits to his retirement account necessary to comply with this limitation. The Company determined that for the year 1999, a reduction of $467,000 would be necessary to comply with this provision. Prior to December 31, 1999, and December 31, 1998, Mr. Westerman instructed the Company that this be applied to reduce the amount to be credited to his retirement account from $600,000 to $133,000.

         In addition to Mr. Westerman, one other executive, Robert Vannucci, has an employment agreement with the Company.

         Mr. Vannucci was appointed President of ROC effective October 1, 2000. Mr. Vannucci's employment agreement was amended at that time to reflect this appointment. Mr. Vannucci's base compensation is $300,000. Mr. Vannucci's employment agreement contains a Termination Fee Agreement and a Stay Bonus Agreement. See "Termination Fee Agreements" and "Stay Bonus Agreements". It also provides for a "Normal Incentive Bonus" entitling Mr. Vannucci to participate in the Company's Incentive Compensation Plan (the "Plan") whereby he may share a portion of the Plan's pool which provides for a target of $25 million EBITDA before deductions of incentives, as defined, for the years 2000 and 2001 with amounts being credited to the Plan's pool up to a maximum of $1.2 million. Mr. Vannucci's Incentive Bonus for the year 2001 was $50,000. Mr. Vannucci's employment agreement also provides for a "Special Incentive Bonus" which amounted to $19,491 in 2001.

         Mr. Vannucci also receives compensation in the form of restricted stock pursuant to the Company's Restricted Stock Plan (see "Restricted Stock Plan"). Mr. Vannucci's agreement provides that he is to receive $25,000 in Company restricted common stock at market from treasury on the first business day of each quarter, plus Company restricted common stock at market from treasury in the same amount he receives pursuant to the Company's Incentive Compensation Plan. Mr. Vannucci received restricted stock valued at $150,000 in 2001. Pursuant to the Restricted Stock Plan, Mr. Vannucci is entitled to all rights of stock ownership, including the right to vote and receive dividends. Mr. Vannucci may not, however sell, assign, pledge, encumber or otherwise transfer any of the restricted shares so long as Mr. Vannucci is employed by the Company, without the written consent of the Company. The Restricted shares fully vest to Mr. Vannucci upon his separation of employment from the Company, so long as such separation is not a termination for cause. Mr. Vannucci's agreement is effective until December 31, 2002, and automatically renews annually subject to one-hundred twenty (120) days prior written notice by either party.

Profit Sharing and 401(k) Plans

         On June 30, 1993, the Company and ROC assumed the combined profit sharing and 401(k) plans of Riviera, Inc. (the "Profit Sharing and 401(k) Plans") and the Company and ROC continued the Profit Sharing and 401(k) Plans after June 30, 1993. The Company and ROC amended the Adoption Agreement to provide that all current employees of Riviera Las Vegas who were employed on April 1, 1992, who were at least 21 years of age and who are not covered by a collective bargaining agreement are immediately eligible to participate in the Profit Sharing and 401(k) Plans. The amendment provides further that all current employees who were employed by Riviera Las Vegas after April 1, 1992, who are at least 21 years of age and who are not covered by a collective bargaining agreement are eligible to participate after one year of service at the Riviera Las Vegas.

         The Company has identical plans for its 100% indirectly owned subsidiary, Riviera Black Hawk, Inc., which operates its casino in Black Hawk, Colorado. Employees hired prior to June 30, 2000, who were at least 21 years of age and who were not covered by a collective bargaining agreement were immediately eligible to participate in the Profit Sharing and 401(k) Plans. After June 30, 2000, all new employees who are at least 21 years of age and who are not covered by a collective bargaining agreement are eligible to participate after one year of service at Riviera Black Hawk.

         The Company may make a matching contribution to the 401(k) component of the Plan in an amount not to exceed twenty-five percent (25%) of the first eight percent (8%) of each participant's compensation, which is contributed as a salary deferral. The Company's common stock is not an investment option to participants of the 401(k) component of the Plan and any Company contribution to the 401(k) component is made in the form of cash to be invested in the participant's selected investment options.

         The profit sharing component of the Profit Sharing and 401(k) Plans provides that the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1% thereof for each $2 million by which operating earnings is exceeded, up to a maximum of 3% thereof. The Company may elect not to contribute to the Profit Sharing and 401(k) Plans if it notifies its employees by January of the Profit Sharing and 401(k) Plans year. An employee becomes vested in the Company's contributions based on the employee's years of service. An employee receives a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit is allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee is fully vested following the completion of six years of service.

         Effective January 1, 2000, the Company suspended contributions to the Profit Sharing Plan and substituted contributions to an Employee Stock Ownership Plan ("ESOP"), (see "Employee Stock Ownership Plan", directly below).

Employee Stock Ownership Plan

         On October 2, 2000, the Board of Directors adopted an Employee Stock Ownership Plan ("ESOP"). The ESOP was established effective January 1, 2000 and effectively replaces the profit sharing contribution component of the Profit Sharing and 401(k) Plans. The 401(k) component remains unchanged. The ESOP provides that all employees of Riviera Las Vegas and Riviera Black Hawk employed in the Plan Year who completed a minimum of one thousand hours of service in that Plan Year, were employed through December 31 of that Plan Year, were at least 21 years of age and were not covered by a collective bargaining agreement are eligible to participate in the ESOP. The ESOP provides that the Company will make a contribution to the ESOP's participants of its Las Vegas and Black Hawk properties relative to the economic performance of each property. For Riviera Las Vegas, the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating results target is attained and an additional 1% thereof for each $2 million by which operating results are exceeded, up to a maximum of 4% for 2000 and 5% thereafter. For Riviera Black Hawk, the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1% thereof for each $1 million by which operating results are exceeded, up to a maximum of 4% for 2000 and 5% thereafter. Under the ESOP, the Company contribution will be made in cash which will be used to buy primarily Company common stock.

Deferred Compensation Plan

         On October 2, 2000, the Board of Directors adopted a Deferred Compensation Plan (the "Plan"). The purpose of the Plan is to provide eligible employees of the Company with the opportunity to defer the receipt of cash compensation. Participation in the non-qualified Plan is limited to highly compensated employees who receive compensation of at least $100,000. The deferred funds are maintained on the Company books as liabilities. All elections to defer the receipt of compensation must be made no later than the December 1st preceding the Plan Year to which the election relates and are irrevocable for the duration of that Plan Year. Six Company executives are currently participating in the Plan.

Restricted Stock Plan

         On October 2, 2000, the Board of Directors adopted a Restricted Stock Plan to provide incentives which will attract and retain highly competent persons as officers and key employees by providing them opportunities to receive restricted shares of the Company's Common Stock. Participants will consist of such officers and key employees of the Company as the Company's Compensation Committee determines to be significantly responsible for the success and future growth and profitability of the Company. Awards of restricted stock are subject to such terms and conditions as the Company determines to be appropriate at the time of the grant, including restrictions on the sale or other disposition of such shares and the provisions for the forfeiture of such shares for partial or no consideration upon termination of the participant's employment within specified periods or under certain conditions. Mr. Vannucci and Mr. Grippe, President and Executive Vice President, respectively, of the Company's wholly-owned subsidiary, Riviera Operating Corporation, are currently the only participants in the Restricted Stock Plan.

Key Employee Retention Plan

         As a result of the scheduled openings of several new Las Vegas Strip properties in 1998, 1999 and 2000, an estimated 38,000 jobs had to be filled on the Las Vegas Strip, including approximately 5,000 supervisory positions. Because of the Riviera's performance and reputation, its employees were prime candidates to fill these positions. In the third quarter of 1998, management instituted an employee retention plan which covered approximately 85 executive, supervisory and technical support positions and included a combination of employment contracts, Stay Bonus Agreements, bonus arrangements Termination Fee Agreements and salary adjustments.

Stay Bonus Agreements

         Approximately 85 executive officers and significant employees (excluding Mr. Westerman) of ROC were party to stay bonus agreements pursuant to which each such employee was entitled to receive a "stay bonus" (varying amounts) if the employee was discharged without cause (as defined in the stay bonus agreements), or continued to be employed by the Company on each of January 1, 2000, January 1, 2001 and June 30, 2001. The total amount that was payable under all such agreements was approximately $2.2 million, of which approximately $610,000 was paid in January, 2000, $1,068,000 was paid in January, 2001 and $462,500 was paid on June 30, 2001.

Termination Fee Agreements

         Approximately   85  executive   officers  and   significant   employees
(excluding Mr. Westerman) of ROC have termination fee agreements effective through December 31, 2002, pursuant to which each of such employees will be entitled to receive (1) either six months' or one year's base salary if their employment with the Company is terminated, without cause, within 12 or 24 months of a change of control of the Company or ROC; and (2) group health insurance for periods of either one or two years. The base salary payments are payable in bi-weekly installments subject to the employee's duty to mitigate by using his or her best efforts to find employment. As of December 31, 2001, the total amount that would be payable under all such agreements if all payment obligations were to be triggered was approximately $5.5 million, including $1.3 million in benefits.

             Compensation Committee Report on Executive Compensation

         The Compensation Committee endeavors to ensure that the compensation program for executive officers of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its stockholders. The Company's executive officer compensation program in its last completed fiscal year was principally comprised of base salary, an executive incentive plan, a 401(k) plan, a profit-sharing plan (revised to provide contributions to ESOP) and long-term incentive compensation in the form of incentive stock options or non-qualified stock options, a deferred compensation plan and a restricted stock plan.

         The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Chief Executive Officer and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success. The Compensation Committee seeks to create a mutuality of interest between the executive officers and the Company's stockholders by increasing the executive officers' ownership of the Company's Common Stock through the Stock Option Plan, ESOP, Deferred Compensation Plan and Restricted Stock Plan.

         Salary levels for the Company's executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, consideration is given both to personal factors, such as the individual's experience, responsibilities and work performance, and to external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, it is important to recognize that because of the opening of new properties on the Las Vegas Strip in 1998, 1999 and 2000 and the growth of riverboat and dockside gaming, Native American gaming operations and the proliferation of jurisdictions in which gaming is permitted, the Company competes with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that the Company provide base salaries that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Chief Executive Officer views work performance as the single most important measurement factor. As a baseline measure, the Compensation Committee engaged the services of an independent CPA firm, other than Deloitte & Touche, LLP, which conducted a compensation survey of comparable Las Vegas resorts. The CPA firm concluded that compensation of Company executives was consistent with other members of the industry.

         The compensation of Mr. Westerman for the Company's last completed fiscal year was set pursuant to the employment agreement described in the "Compensation of Executive Officers" section.

                  Date:    February 25, 2002         Jeffrey A. Silver  Chairman
                                                     Robert R. Barengo  Member
                                                     James N. Land, Jr. Member

Compensation Committee Interlocks And Insider Participation In Compensation Decisions

         Mr. Silver is a shareholder in the law firm of Gordon & Silver, Ltd. Which has been engaged by the Company for various legal matters. Mr. Barengo has been an employee of Riviera Operating Corporation since January 1, 2001.

                             Audit Committee Report

         In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is comprised of three independent members and one non-independent member. Robert Barengo is the non-independent member of the Audit Committee. Mr. Barengo's status as a non-independent member is the result of his receiving a consulting fee in excess of $60,000 in 1998, 1999 and 2000 and by way of his becoming an employee of the Company effective January 1, 2001. The consulting arrangement between the Company and Mr. Barengo terminated as of December 31, 2000. Due to Mr. Barengo's knowledge of general business matters, his experience within the gaming industry and his tenure on the Company's Board (Mr. Barengo has been a member of the Board since the Company's inception in 1993), it is the Board's determination that it is in the best interests of the Company and its Shareholders that Mr. Barengo serve as a member of the Company's Audit Committee.

         During fiscal year ended December 31, 2001, the Audit Committee met four times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO and independent auditors prior to public release.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee specifically addressed, discussed and concluded that the independent auditors' provision of non-audit services was compatible with maintaining the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

         The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

         The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and the Board concurred in such recommendation.

Audit Fees

         The Company paid the independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche, Tohmatsu and their respective affiliates (collective "Deloitte") a total of $209,400 for the fiscal year 2001 for the preparation of the Company's annual audit and review of the Company's annual financial statements and for review of the financial statements included in the Company's quarterly reports on form 10-Q for the first three quarters of fiscal 2001, including its reporting subsidiaries.

Financial Information Systems Design and Implementation Fees

         Deloitte has not provided any information technology services to the Company during fiscal 2001.

All Other Fees

         The Company paid Deloitte a total of $45,000 for other professional services rendered in fiscal 2001, including professional services in connection with income tax and benefit plan audit services. The Audit Committee has considered whether the provision by Deloitte of the non-audit services listed above is compatible with maintaining Deloitte's independence.

                 Date:    February 25, 2002         James N. Land, Jr.  Chairman
                                                    Robert R. Barengo   Member
                                                    Jeffrey A. Silver   Member
                                                    Paul A. Harvey      Member

                         Performance Graph

         The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, on the Company's Common Stock with the annual change in the cumulative total returns of the NASDAQ Broad Market, the American Stock Exchange Index (the "AMEX Index"), the New York Stock Exchange (the "NYSE") and the NASDAQ Amusement and Recreation Services Index (the "NASDAQ 79xx"), which the Company considers to be its peer industry group. The graph assumes an investment of $100 on December 31, 1996, in each of the Common Stock, the stocks comprising the NASDAQ Broad Market, the stocks comprising the AMEX Index and the stocks comprising the NASDAQ 79xx.


The graph is a Comparison of Cumulative Total Return Among the Company, NYSE/ AMEX/Nasdaq Stock Market (US Companies) and Nasdaq stocks (SIC 7900 - 7999 US Companies amusement and recreation services) (1).

                     Riviera           NYSE/AMEX/Nasdaq            Nasdaq
                                        U.S. Companies            (SIC 79xx)
                                                          US Amusement Companies

 12/31/96             100.0                100.0                    100.0
 12/31/97              90.4                130.9                    119.2
 12/31/98              30.7                161.5                    103.2
 12/31/99              44.7                202.4                    132.6
 12/31/00              50.0                179.4                    112.0
 12/31/01              29.8                160.3                    130.6

(1) Comprised of companies whose stock is traded on the Nasdaq National Market and whose standard industrial classification is within 7900-7999. The company does not necessarily believe that this is an indication of the value of the Company's stock.

Stock Transactions

         On January 3, 2001, pursuant to a private transaction, the Company purchased 7,000 shares of the Company's common stock from the holdings of James
D. Bennett at the price of $7.05 per share for an aggregate amount of $49,350.

         On February 15, 2001, pursuant to a private transaction, the Company's Deferred Compensation Plan purchased 25,778 shares of the Company's common stock from Sun America Life Insurance Company at the price of $7.50 per share for an aggregate amount of $193,335.

         On June 30, 2001, pursuant to two private transactions, the Company and the Company's Deferred Compensation Plan purchased 93,437 and 86,759 shares of the Company's common stock, respectively, from Jefferies & Company, Inc., at the price of $6.35 per share for aggregate amounts of $593,325 and $550,920, respectively.

         On July 2, 2001, pursuant to a private transaction, the Company purchased 40,000 shares of the Company's common stock from the holdings of Stephen S. Taylor at the purchase price of $6.30 per share for an aggregate amount of $252,000.

         On July 5, 2001, pursuant to a private transaction, the Company purchased 12,000 shares of the Company's common stock from the holdings of James
D. Bennett at the price of $6.30 per share for an aggregate of $75,600.

         From November 21, 2001 until December 5, 2001 pursuant to the Company's Stock Repurchase Plan, the Company purchased 6,000 shares of the Company's outstanding common stock on the open market at an average price of $3.81. The Company's Stock Repurchase Plan has since been terminated, however the ESOP and Deferred Compensation Plan bid for the Company's common stock on the open market and the Company, the ESOP and the Deferred Compensation Plan may respond to unsolicited offers in privately negotiated transactions in the future.


         Security Ownership of Certain Beneficial Owners and Management

         The Common Stock is traded on the American Stock Exchange. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 2, 2002, by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock of the Company (based on reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or upon information furnished to the Company), (ii) the directors and certain officers of the Company and (iii) all directors and officers of the Company and ROC as a group. The percentages of shares of Common Stock held or beneficially owned by any Stockholder or group of Stockholders are based upon the total number of shares of Common Stock outstanding as of April 2, 2002. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                 Shares Beneficially Owned

Name                                        Number                  Percentage

William L. Westerman(1)(2)                  660,811                    18.4%
Robert R. Barengo(1)(3)                     121,198                     3.4
James N. Land, Jr.(1)(4)                      5,100                     *
Jeffrey A. Silver (1)(5)                      5,800                     *
Paul A. Harvey(1)(6)                            400                     *
Robert A. Vannucci (1)(7)                   113,712                     3.2
Ronald P. Johnson(1)(8)                     121,049                     3.4
Duane R. Krohn(1)(9)                        130,811                     3.6
Jerome P. Grippe(1)(10)                      65,464                     1.8

Name                                                     Number       Percentage

Tullio J. Marchionne(1)(11)                                5,230           *
Michael L. Falba(1)(12)                                   29,692           *
Keyport Life Insurance Co.(13)                           857,160          24.0
Sun America Life Insurance Company(14)                   500,000          14.0
James D. Bennett(15)                                     352,070           9.9

Employee Stock Ownership Plan (ESOP) other than
     officers and directors(16)                          206,232           5.8

All executive officers and directors as a group
 (11 persons)(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)   1,259,269          33.7
-------------------------------
*     Less than 1%.

(1) The address for each director and officer of the Company or ROC is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(2) Includes 12,500 shares which may be acquired within 60 days of April , 2002, upon the exercise of outstanding options.
(3) Includes 10,375 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options.
(4) Includes 4,500 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options.
(5) Includes 1,000 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options.
(6) Includes 500 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options.
(7) Includes 32,500 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options, 46,395 shares under the Company's Restricted Stock Plan and 19,404 shares under the Company's Deferred Compensation Plan.
(8) Includes 30,000 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options and 27,766 shares under the Company's Deferred Compensation Plan.
(9) Includes 30,000 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options and 48,029 shares under the Company's Deferred Compensation Plan.
(10) Includes 21,750 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options, 8,217 shares under the Company's Restricted Stock Plan and 20,048 shares under the Company's Deferred Compensation Plan.
(11) Includes 4,000 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options.
(12) Includes 19,000 shares which may be acquired within 60 days of April 2, 2002, upon the exercise of outstanding options.
(13) The address for Keyport Life Insurance Company ("Keyport") is 125 High Street, Boston Massachusetts 02110. Stein Roe & Farnham Incorporated, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended
        (the  "Exchange Act").  Stein  Roe &  Farnham  Incorporated,   however,
        disclaims actual beneficial ownership of such securities.
(14) The address for SunAmerica Life Insurance Company ("SunAmerica") is One SunAmerica Center, Los Angeles, California 90067.
(15) Includes (a) 242,849 shares held by Restructuring Capital Associates, L.P., and Bennett Restructuring Fund, L.P., and (b) 109,221 shares held by Bennett Offshore Restructuring Fund, Inc. The address for Mr. Bennett is c/o Restructuring Capital Associates, L.P., 450 Park Avenue, New York, New York 10022.

(16) The Trustee of the ESOP and its address are U.S. Trust Company, 515 South Flower Street, Suite 2700, Los Angeles, California 90071.


              The Company is a party to a registration rights agreement with, among others, Keyport, SunAmerica and affiliates of Restructuring Capital, each of which owns more than 5% of the Common Stock. Pursuant to the Equity Registration Rights Agreement dated June 30, 1993, among the Company and the
Holders of Registerable Shares referred to therein, each of the three largest holders of Common Stock is entitled to cause the Company to file a registration statement and holders of 51% or more of the shares of Common Stock then subject to the Equity Registration Rights Agreement are entitled to cause the Company to file two registration statements, registering under the Securities Act, the offer and sale of Common Stock owned by such persons. All other Holders of Registerable Shares will be entitled to have shares of Common Stock owned by them included in any such registrations. In addition, the agreement grants to each party the right to have included, subject to certain limitations, all shares of Common Stock owned by such party in any registration statement filed by the Company under the Securities Act, including those filed on behalf of the Company or security holders not party to the Equity Registration Rights Agreement. Pursuant to the agreement, the Company will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of Common Stock under the agreement.

                 Certain Relationships and Related Transactions

              Robert R. Barengo was formerly a director and 10% stockholder of Leroy's. In May 1996, Leroy's became a wholly-owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. From May 1996 to March, 2000, Mr. Barengo was a director and is currently a 7% shareholder of AWI, which leases approximately 12,000 square feet of the Riviera Hotel & Casino's casino floor. AWI is the operator of the Riviera Hotel & Casino's sports book operations. This lease was assumed by the Company from Riviera, Inc. and is still in effect. The lease provides for rental payments based upon the monthly and annual revenues derived by AWI from the location. From January 1, 2001 through December 31, 2001, AWI paid aggregate rent to ROC of approximately $149,000. The Company believes that the terms of the lease with AWI are at least as favorable to the Company and ROC as could have been obtained from unaffiliated third parties and are at least as favorable as terms obtained by other casino hotels in Las Vegas. Mr. Barengo resigned his position on the AWI Board in March, 2000. Effective January 1, 2001, Mr. Barengo was appointed Director of Government and Public Affairs of ROC, becoming an employee of ROC at that time.

              Jeffrey A. Silver is a shareholder in the law firm of Gordon & Silver, Ltd. ("Gordon & Silver"). Gordon & Silver has been engaged by the Company for various legal matters.

             Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Exchange Act requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company, during the last fiscal year (i) Forms 4 filed by Messrs. Vannucci, Krohn, Johnson and Grippe to report stock purchased on July 2, 2001 were filed late; (ii) Forms 4 filed by Messrs. Krohn, Johnson and Grippe to report stock purchased on February 23, 2001 were filed late;
(iii) a form 13D filed by Mr. Westerman to report stock options granted on August 7, 2001, was filed late; (iv) a Form 5 filed by Mr. Silver includes disclosure of a stock purchase that was reportable on Form 4 by December 10, 2001, resulting in that transaction being reported late; and (iv) other than these specific exceptions, the aforesaid Section 16(a) filing requirements of these and all other officers and directors were met on a timely basis during 2001.


Legal Proceedings

              Paulson, et al. v. Jefferies, Riviera Holdings Corporation, et al., United States District Court for the Central District of California, No. CV 98-2644 (ABC) (the "California Action"). We and the plaintiffs to this action entered into a Settlement Agreement dated as of July 2, 1999. The Settlement Agreement was conditioned upon the United States District court for the Central

District of California (the "Court") entering a Settlement Bar Order and Final Judgment and provided that upon the entering of such an Order: (i) we would pay plaintiff Allen E. Paulson (and his heirs or successors) ("Paulson") $3,477,412 ($7.50 per share) for the 463,655 shares of Riviera Holdings Corporation common stock owned by Paulson, (ii) Paulson would receive $1,522,587.50 from the funds being held in escrow for the benefit of holders of Riviera Holdings Corporation's Contingent Value Rights ("CVRs"), (iii) the remainder of the escrow of approximately $4,340,000 would be distributed to the holders of the CVRs, and (iv) Paulson would file an amended complaint which eliminated allegations of wrongdoing against us.

              On October 7, 1999, the Court entered a Settlement Bar Order and Final Judgment which dismissed the California Action as against us with prejudice, and barred the other defendants to the lawsuit from seeking indemnification against us for claims arising under the federal securities laws or for state law claims arising out of the transactions underlying the plaintiffs' federal security law claims.

              Shortly after the entry of the Settlement Bar Order, we acquired Paulson's stock, and funds were disbursed from escrow as per the terms of the Settlement Agreement.

            Morgens, Waterfall,  Vintiadis & Company, Inc., v. Riviera Holdings
            -------------------------------------------------------------------
Corporation,  William L. Westerman, Robert R. Barengo, Richard L. Barovick  and
-------------------------------------------------------------------------------
James N. Land, Jr., as Directors of Riviera Holdings Corporation,  United States
-----------------------------------------------------------------
District court for the District of Nevada (CV-S-99-1383-JBR(RLH)) (the  "Nevada
Action").  The   plaintiff   in  this  action  ("Morgens,   Waterfall")  is  a
shareholder of Riviera Holdings Corporation and a defendant to the California Action. On September 30, 1999, Morgens, Waterfall commenced this action in Nevada state court, where it sought an order enjoining us from obtaining a Settlement Bar Order in the California Action. We and the other defendants to the Nevada Action removed the action to the United States District Court for the district of Nevada on October 1, 1999. This removal to federal court divested the state court of jurisdiction to consider Morgens, Waterfall's motion for injunctive relief. Morgens, Waterfall filed a complaint with the court, but it did not serve the complaint on any of the defendants.

              On November 1, 1999, Morgens, Waterfall served a notice of motion to remand the Nevada Action from the Nevada federal court back to Nevada state court. We and the other defendants opposed the motion, and on May 24, 2000, the Court denied Morgens, Waterfall's motion.

              On January 31, 2000, Morgens, Waterfall served an Amended Summons and a First Amended Verified Complaint on Riviera Holdings Corporation with subsequent service on directors. The Amended Complaint asserted four claims for relief. In the first claim for relief, Morgens, Waterfall asserts that there is a dispute as to the meaning of the amended complaint filed by Paulson in the California Action pursuant to the Settlement Agreement. Morgens, Waterfall seeks an affirmation injunction requiring Riviera Holdings Corporation to seek clarification from Paulson as to the meaning of this amended complaint. In its second claim for relief, Morgens, Waterfall seeks indemnification from Riviera Holdings Corporation for all damages and costs incurred in the California Action by reason of any misconduct alleged by Paulson against Riviera Holdings Corporation. In its third claim for relief, Morgens, Waterfall claims that Riviera Holdings corporation and the director defendants breached its fiduciary duties to Morgens, Waterfall when it consummated the Settlement Agreement and secured the settlement Bar Order because it left Morgens, Waterfall unprotected from claims based on Riviera Holdings Corporation's alleged misconduct and, in addition, harmed Morgens, Waterfall because Riviera Holdings Corporation allegedly paid too much for Paulson's stock. Morgens, Waterfall styles its fourth claim for relief as a "derivative claim" and asserts it only against the director defendants. Morgens, Waterfall claims that the director defendants violated their fiduciary duties by entering into the Settlement Agreement and securing the Settlement Bar Order.

             On April 17, 2000, the Company and its directors moved to dismiss Morgens, Waterfall's Amended Complaint. In response, Morgens, Waterfall opposed the directors' motion but "conceded" its claim against the Company. As a consequence, Morgens, Waterfall no longer asserted any claim against the Company, but it opposed dismissing the Company from the action on the ground that the Company was a "nominal defendant" with respect to the derivative claims asserted by Morgens Waterfall against the directors.

              On October 1, 2001, Morgens, Waterfall, the Company and the directors entered into a Settlement Agreement settling the Nevada Action. That Settlement Agreement provides that plaintiff would release its claims with prejudice against each defendant and each defendant would release its claims with prejudice against plaintiff conditioned upon Mr. Westerman accepting service of a subpoena to personally appear and testify at the trial of the California Action and that Mr. Westerman appear and testify at the trial of the California Action.

               We are also a party to several routine lawsuits both as plaintiff and as defendant arising from the normal operations of a hotel. We do not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on the financial position or results of our operations.



                         INDEPENDENT PUBLIC ACCOUNTANTS

               The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent certified public accountants of the Company for the fiscal year ending December 31, 2001. Deloitte & Touche LLP have been the accountants for the Company and its predecessor since prior to 1988. Representatives of Deloitte & Touche LLP ("Representatives") are expected to be present at the Annual Meeting. The Representatives will have the opportunity to make a statement, although they are currently not expected to do so. The Representatives are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

              The Board of Directors of the Company knows of no other matters which are to be brought before the Annual Meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the proxy.

                            PROPOSALS OF STOCKHOLDERS

               Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received at the Company's executive offices in writing no later than December 31, 2002, and no sooner than November 15, 2002 for inclusion in the Company's Proxy Statement with respect to such meeting.

                          RIVIERA HOLDINGS CORPORATION



                                         By William L. Westerman
                                         President, Chief Executive Officer and
                                         Chairman of the Board of Directors


IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.

                                    APPENDIX

                          Riviera Holdings Corporation
                          Riviera Operating Corporation

                             AUDIT COMMITTEE CHARTER

                            Revised February 20, 2000

This charter shall be reviewed, updated and approved annually by the board of directors.

Role and Independence:

The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the American Stock Exchange. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The board of directors shall appoint one member of the audit committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the board of directors. The chairperson will also maintain regular liaison with the CEO, CFO, the lead independent audit partner, the director of internal audit and the compliance officer.

Responsibilities:

The audit committee's primary responsibilities include:

1. Recommending to the board the independent accountant to be selected or retained to audit the financial statements of the corporation. In so doing, the committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and recommend to the board any actions necessary to oversee the auditor's independence.

2. Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the committee (and the board) to report on any and all appropriate matters.

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3.  Providing  guidance and  oversight to the internal  audit  activities of the corporation including reviewing the organization, plans and results of such activity.

4. Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the committee shall make its recommendation to the board as to the inclusion of the company's audited financial statements in the company's annual report on Form 10-K.

5. Reviewing with management and the independent auditor the quarterly financial information prior to the company's filing of Form lO-Q. The committee or its chairperson may perform this review.

6. Discussing with management, the internal auditors and the external auditors the quality and adequacy of the company's internal controls.

7. Discussing with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

8.  Reporting audit committee activities to the full board.















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